Exhibit 99.1

Press Release

San Jose, California July 23, 2003. IMP, Inc. (NasdaqSC: IMPX) today announced that it received notice from the Nasdaq Stock Market indicating that IMP, Inc. is no longer in compliance with certain listing requirements, and that its stock would be delisted at the opening of business on July 28, 2003, unless IMP, Inc. requests a hearing before the Nasdaq Listing Qualifications Panel. IMP, Inc. has requested a hearing to appeal the decision of the Nasdaq Staff.

Reasons cited by Nasdaq for the delisting are (i) IMP, Inc.'s failure to timely file its Form 10-K for the fiscal year ended March 31, 2003, (ii) failure to meet the Nasdaq minimum bid price requirements, and (iii) failure to pay certain fees owed to Nasdaq.

There can be no assurances that IMP, Inc.'s appeal will be successful. If IMP, Inc. is unsuccessful in appealing the Nasdaq Staff's decision, its stock will not be immediately eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) because IMP, Inc. is not at this time, current in its reporting obligations under the Securities Exchange Act of 1934 (a requirement on the OTCBB). IMP, Inc. plans to take the necessary steps to become eligible for quotation on the OTCBB, but there can be no assurances that it will be successful.

This communication contains forward-looking statements that have been made pursuant to and in reliance on the provisions of the Private Securities Litigation Reform Act of 1995.

Statements regarding IMP, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to demand for IMP, Inc.'s products, foundry utilization, the ability of IMP, Inc. to develop new products, demand by end-users for the products produced by IMP, Inc.'s customers, and the other risks detailed from time to time in IMP, Inc.'s reports filed with the Securities and Exchange Commission. Words such as "anticipates," "expects," "intends," "plan," "believe," "seeks," "estimates," and variations of such words and similar expressions relating to the future operations are intended to identify forward-looking statements.

All forward-looking statements are based on IMP, Inc.'s current expectations, estimates, projections, beliefs and plans or objectives about its business and its industry. These statements are not guarantees of future performance and are subject to risk and uncertainty. Actual results may differ materially from those predicted or implied in any such forward-looking statement.

IMP, Inc. undertakes no obligation to update any forward-looking statement, whether as a

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result of new  information  relating to existing  conditions,  future  events or otherwise. However, readers should carefully review future reports and documents that IMP, Inc. files from time to time with the Securities and Exchange
Commission,   such  as  its  quarterly   reports  on  Form  10-Q   (particularly
"Management's Discussion and Analysis of Financial Condition and Results of Operations") and any current reports on Form 8-K.